Exhibit 5.2

[Letterhead of Baker & Hostetler LLP]

July 5, 2007

TransDigm Inc.
on behalf of the Registrants
1301 East Ninth Street, Suite 3710
Cleveland, Ohio 44114

Gentlemen:

        We have acted as counsel in the States of California and Florida (the "States") to Adams Rite Aerospace, Inc., a California corporation ("Adams Rite"), and CDA Intercorp LLC, a Florida limited liability company ("CDA" and, prior to its conversion from a Florida corporation to a Florida limited liability company, known as "CDA Intercorp") for the purpose of providing this opinion relating to that certain Indenture, dated as of June 23, 2006 and supplemented as of November 2, 2006, February 7, 2007 and June 29, 2007 (the "Indenture"), among TransDigm, Inc., TransDigm Group Incorporated, the Guarantors named therein, including Adams Rite and CDA, and The Bank of New York Trust Company, N.A., as trustee. This opinion is being delivered to you pursuant to your request.

        We have examined the following documents:

  A.
  Executed copies of the Indenture, including the First Supplemental Indenture to the Indenture, dated as of November 2, 2006 ("Supplement No. 1"), Second Supplemental Indenture to the Indenture, dated as of February 7, 2007 ("Supplement No. 2") and Third Supplemental Indenture to the Indenture, dated as of June 29, 2007.

  B.
  The articles of incorporation of Adams Rite, certified by the California Secretary of State on a date on or prior to the date of the Indenture and certified by the Secretary of Adams Rite as of the date of this opinion.

  C.
  The articles of incorporation of CDA Intercorp, as certified by the Florida Secretary of State on a date prior to the date of Supplement No. 1 and the articles of organization and certificate of conversion of CDA relative to its conversion from a corporation, as certified by the Florida Secretary of State on July 2, 2007.

  D.
  The bylaws of Adams Rite, certified by its Secretary as of the date of the Indenture and as of the date hereof.

  E.
  The bylaws of CDA Intercorp, certified by its Secretary as of the date of Supplement No. 1, and the operating agreement of CDA, certified by its Secretary as of the date hereof.

  F.
  Certified resolutions of the respective boards of directors of Adams Rite, dated the date of the Indenture, authorizing, among other things, the execution and delivery of the Indenture, and certified resolutions of the board of directors of CDA Intercorp, dated October 31, 2006, authorizing, among other things, the execution and delivery of Supplement No. 1, and certified resolutions of the board of directors of CDA Intercorp, dated June 25, 2007, authorizing its conversion to a limited liability company (collectively, the "Resolutions").

  G.
  An Officer's Certificate from Adams Rite, dated as of the date of the Indenture and as of the date hereof, an Officer's Certificate from CDA Intercorp, dated as of the date of Supplement No. 1 and an Officer's Certificate from CDA, dated as of the date hereof.

        We have also reviewed such statutes and judicial decisions of the States as we deemed necessary to render this opinion.

        In rendering the opinions set forth herein, we have assumed (there being no facts to the contrary known to those of our lawyers providing substantive attention to the matters addressed herein), with your approval, that (i) all signatures on all documents submitted to us are genuine, (ii) all documents submitted to us as originals are authentic and (iii) all documents submitted to us as copies conform with the originals thereof.

        For the purposes of preparing this opinion and with your consent, we have not independently verified or investigated the accuracy or completeness of any factual information and, because the scope of our examination did not include such verification, we assume no responsibility for the accuracy or completeness of any such information.

        While we are licensed to practice law in several states, for purposes of this opinion, we do not purport to express legal conclusions based on the laws of any state or jurisdiction other than the States, and, accordingly, we express no opinion as to the laws of any other state or jurisdiction.

        Based solely and in reliance on the foregoing and subject to the further qualifications hereinafter set forth, we express the following opinions:

        1.     Adams Rite had the full corporate power and authority to execute and deliver the Indenture and has the full corporate power and authority to perform its obligations thereunder, and CDA Intercorp had the full corporate power and authority to execute and deliver Supplement No. 1 and CDA has the full limited liability company power and authority to perform its obligations thereunder.

        2.     The execution and delivery by Adams Rite of the Indenture was duly authorized by all necessary corporate action by Adams Rite, and the Indenture was validly executed by Adams Rite. The execution and delivery by CDA Intercorp of Supplement No. 1 was duly authorized by all necessary corporate action by CDA Intercorp, and Supplement No. 1 was validly executed by CDA Intercorp.

        Despite any other express or implied statement in this letter, we express no opinion with respect to the validity, binding effect or enforceability of the Indenture or Supplement No. 1.

        The opinions in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

        Willkie Farr and Gallagher LLP may rely on this opinion for purposes of rendering its own opinion as to the enforceability of the Indenture and Supplement No. 1 against the California Subsidiaries and CDA.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (File No.                        ) and any amendment thereto to be filed in connection with the exchange offer contemplated by the Indenture and Supplement No. 2.

Very truly yours,
BAKER & HOSTETLER LLP